Exhibit 99.1

Settlement Term Sheet

IURC Cause No. 43114 — IGCC 4S

1.              Base Rate Case Moratorium:

Duke Energy Indiana will not file a petition for a retail electric base rate case before March 1, 2012.

2.              Deferred Taxes:

Duke Energy Indiana will include, consistent with traditional Indiana ratemaking, deferred taxes in the capital structure used in Standard Contract Rider No. 61 (“IGCC Rider”)  prospectively beginning with the Indiana Utility Regulatory Commission (“Commission”) Order in Cause No. 43114 IGCC-5 (if possible within procedural schedule) or IGCC-6.  Duke Energy Indiana estimates this will reduce the IGCC Rider costs by approximately $25 million annually in the near term.

3.              Depreciation Rates:

Duke Energy Indiana agrees to update its depreciation rates for production, transmission, distribution and general plant and equipment.  The Settling Parties agree not to challenge the new depreciation rates including the negative net salvage values.  The approximately $35 million annual credit to retail customers for these depreciation rate changes will be flowed through the IGCC Rider.  Duke Energy Indiana agrees that it will file the full depreciation study used to develop the depreciation factors reflected in this Settlement Agreement in its next retail electric base rate case, and will seek continued Commission approval of such factors; provided, however, that the Company shall have the right to propose updates to these depreciation factors and its depreciation study for any material changes in law, regulation, or accounting rules, or material changes to the Duke Energy Indiana system.  All Settling Parties may present evidence regarding appropriate depreciation rates in such Duke Energy Indiana retail electric base rate case, and may challenge any updates proposed by the Duke Energy Indiana.  Duke Energy Indiana reserves the right to file new depreciation rates for any retail electric base rate case subsequent to its next retail electric base rate case.

4.              IGCC Project Cost Recovery and Return on Equity:

a.               Duke Energy Indiana accepts a hard cap of $2.975 billion on the construction cost of the Edwardsport Integrated Gasification Combined Cycle Project (“IGCC Project”)(1) , meaning there will be no cost recovery from retail electric customers for the IGCC Project construction costs above the hard cap.  The hard cap can only be increased due to (1) force

(1)  The hard cap applies to the construction costs of the IGCC Project.  “Construction costs” means the costs of construction of the IGCC Project including start-up and testing costs (or necessary costs identified in start-up and testing) and does not include, for example, subsequent ongoing capital spent on the IGCC Project for normal capitalized repairs or maintenance expenditures or additional plant and equipment necessary for the continued operation of the IGCC Project, nor does the cap apply to orders of the Commission approving cost recovery related to carbon capture and storage (including study costs) involving the IGCC Project.

majeure events(2) and (2) increases in AFUDC in excess of the $160 million of AFUDC included in the $2.88 billion IGCC Project cost estimate filed in Duke Energy Indiana’s case-in-chief in this proceeding, if such increases are outside of Duke Energy Indiana’s control.  The $160 million of AFUDC assumed (for purposes of computation) Commission approval to include additional CWIP amounts in retail electric rates within six months after the IGCC Rider CWIP cutoff dates.

b.              Duke Energy Indiana accepts a soft cap of $2.76 billion.  The IGCC Rider will continue based on six-month update proceedings for amounts up to the hard cap limit and will continue in place collecting CWIP at the hard cap level until a Commission order is issued in a subsequent Duke Energy Indiana retail electric base rate case.  However, all IGCC Project costs in excess of $2.76 billion are subject to a prudency review in Duke Energy Indiana’s next retail electric base rate case and shall be recovered through the IGCC Rider subject to refund.  IGCC Project costs at or below $2.76 billion are only subject to disallowance based on the standard for disallowance in the CPCN statute applicable to costs at or below an IURC approved cost estimate. (3)  The soft cap can only be increased by the AFUDC increases identified in section 4.a. above.

c.               Duke Energy Indiana accepts a 150 basis point reduction in its then applicable authorized return on equity on IGCC Project construction costs above $2.35 billion for the life of asset, subject to the limitations in footnote 1.  Duke Energy Indiana will not attempt to recover the economic effect of this 150 basis point compromise through subsequent rate actions.

5.              Commercial Value/Benefits:

Retail electric customers will receive the retail jurisdictional share of any net funding (federal, state or otherwise) received for the IGCC Project.

Retail electric customers will receive the retail jurisdictional share of any net by-product or co-product revenues from the IGCC Project.

Duke Energy Indiana shall retain any intellectual property commercial benefits related to the IGCC Project.

(2)  The hard cap may be increased due to an increase in construction costs for the IGCC Project due to a force majeure event beyond the control and without the fault or negligence of Duke Energy Indiana or its suppliers or contractors involved in the Project, such as, by way of example, the following: acts of God, the public enemy, or any governmental or military entity.

(3)  See Ind. Code §8-1-8.5-6.5.  . Approval of the settlement agreement shall be deemed to be approval of $2.76 billion as the revised, Commission approved cost estimate for the IGCC Project, subject to increase and the other provisions of paragraph 4.b.

6.              Vendor Payments /Claims:

Retail electric customers will receive 60% of the retail jurisdictional share of any net amounts received from Bechtel, General Electric or other vendors associated with the design, construction and start-up and testing of the IGCC Project through agreement with such party or through litigation pursued by Duke Energy Indiana or any affiliate following completion of the IGCC Project.   Duke Energy Indiana shall retain the remainder of any such recoveries.

7.              Miscellaneous:

Parties agree that any subject to refund designations or similar language in Cause No. 43114-IGCC-4 and any subsequent IGCC Rider proceedings approved prior to the order approved in this docket will be removed when this settlement is approved.

Duke Energy Indiana will agree to pay certain reasonable, cost-based attorneys’ fees and expenses to the Duke Energy Indiana Industrial Group, in an amount to be negotiated.